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                                                                      EXHIBIT 11

                       FERRO CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                             June                                   June
                                                           ----------------------------------       -------------------------------
                                                                          2001                                   2000
                                                             3 Months              6 Months           3 Months           6 Months
                                                           ------------          ------------       ------------       ------------
 Basic:

       Weighted Average Common Shares Outstanding            34,221,922            34,200,352         34,634,937         34,774,715
       Net Income                                                 7,013                20,978             20,154             38,552
       Less Preferred Stock Dividend, Net of Tax                   (775)               (1,570)              (875)            (1,781)
                                                           ------------          ------------       ------------       ------------

       Net Income Available to Common Shareholders         $      6,238          $     19,408       $     19,279       $     36,771

 Basic Earnings Per Common Share                           $       0.18          $       0.57       $       0.56       $       1.06

 Diluted:
       Weighted Average Common Shares Outstanding            34,221,922            34,200,352         34,634,937         34,774,715
       Adjustments for assumed conversion of convertible
              preferred stock and common stock options          253,528(1)          2,885,671          3,293,473          3,200,776
                                                           ------------          ------------       ------------       ------------

                                                             34,475,450            37,086,023         37,928,410         37,975,491

       Net Income (A)                                      $      6,238          $     20,978       $     20,154       $     38,552
       Tax effect on assumed conversion of convertible
              preferred stock                                         0                  (294)              (164)              (334)
                                                           ------------          ------------       ------------       ------------

       Adjusted Net Income                                 $      6,238          $     20,684       $     19,990       $     38,218

 Diluted Earnings Per Share                                $       0.18          $       0.56       $       0.53       $       1.01

(1) The preferred shares were anti-dilitive in the three months ended June 30, 2001 and are thus not included in the diluted shares outstanding.


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